Exhibit 21

W.W. GRAINGER, INC.

Subsidiaries as of January 31, 2011

Acklands - Grainger Inc.  (Canada)

-     Solus Sécurité Inc.  (Canada)

Dayton Electric Manufacturing Co.  (Illinois)

GHC Specialty Brands, LLC  (Wisconsin)

Grainger Caribe, Inc.  (Illinois)

Grainger Colombia Holding Company, Inc.  (Delaware)

-     Grainger Colombia S.A.S.  (Colombia)  (80% owned)

Grainger International, Inc.  (Illinois)

-     Grainger Global Holdings, Inc.  (Delaware)

-     Grainger China LLC  (China)

-     Grainger Global Trading (Shanghai) Company Limited  (China)

-     Grainger India Private Limited  (India)

-     Grainger Panama Services S. de R.L.  (Panama)

-     WWGH LLC  (Delaware)

-     Grainger Panama S.A.  (Panama)

-     Grainger Services International Inc.  (Illinois)

-     MRO Korea Co., Ltd. (Korea)  (49% owned)

-     MonotaRO Co., Ltd. (Japan)  (47.8% owned)*

-     ProQuest Brands, Inc.  (Illinois)

-     WWG de Mexico, S.A. de C.V.  (Mexico)

-     Grainger, S.A. de C.V.  (Mexico)

-     MRO Soluciones, S.A. de C.V.  (Mexico)

-     WWG Servicios, S.A. de C.V.  (Mexico)

Grainger Japan Holdings, Inc.  (Delaware)

-     Grainger Japan, Inc.  (Delaware)

-     MonotaRO Co., Ltd. (Japan)  (5% owned)*

Grainger Latin America Holding Company, Inc.  (Delaware)

-     Grainger Trinidad, Inc.  (Delaware)

Grainger Service Holding Company, Inc.  (Delaware)

Grainger Services Network, Inc.  (Delaware)

-     Grainger Safety Services, Inc.  (Delaware)

Grainger Worldwide Holdings, Inc.  (Delaware)

-     India Pacific Brands  (Mauritius)

-     Grainger Industrial Supply India Private Limited  (India)

Imperial Supplies Holdings, Inc.  (Delaware)

-     Imperial Supplies LLC  (Delaware)

-     Imperial Logistics LLC  (Wisconsin)

Zoro Tools, Inc.  (Delaware)

*W.W. Grainger, Inc. owns a total of 52.8% of MonotaRO Co., Ltd. (Japan)